Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this "Agreement") is made and entered into by and between Exobox Technologies Corp., a Nevada corporation (the "Company"), and Michael G. Wirtz ("Executive") on and as of this 6th day of May, 2009.  The Company and Executive are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

WHEREAS, Executive was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company;

WHEREAS, the Executive and the Company desire to terminate the employment relationship between the Executive and the Company effective as of May 6, 2009; and

WHEREAS, it is the desire of the Company and Executive that they enter into a written agreement in order to confirm and establish their respective rights, duties, and obligations, to resolve any and all claims and differences that may exist or that in the future may arise, and generally to provide mutual releases to one another from any and all claims or other matters as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the consideration more fully set forth hereinafter, and intending to be legally bound hereby, the Parties mutually agree as follows:

1.       COMPANY REFERENCES.  All references used herein to the "Company" shall refer to Exobox Technologies Corp. and its subsidiaries and affiliates and the successors of the Company and its subsidiaries and affiliates.

2.       TERMINATION DATE.  The employment relationship between Executive and the Company shall terminate and cease as of the close of business on May 6, 2009 (the "Termination Date"), and neither party shall have any further rights or obligations with respect to or arising from such employment relationship except as provided herein.  Effective as of the Termination Date, Executive hereby tenders, and Company accepts, Executive's resignation from any and all board seats, offices and positions that Executive may hold with the Company.

3.       SEVERANCE BENEFITS.  The Company will pay to Executive $180,000, which payment shall be made in twelve (12) equal payments of $15,000 each on the 15th day of each calendar month beginning on May 15, 2009 and ending on April 15, 2010.  These severance payments shall be subject to withholding for payroll taxes only and no withholding shall be made for federal income taxes.  Executive agrees that he will timely pay all federal income taxes owed from his receipt of the severance payments. Executive will defend and indemnify the Company from and against any and all claims, lawsuits, actions, proceedings or the like against the Company for failure to comply with his covenant contained in the immediately preceding sentence (and will bear all costs in connection with such indemnification and defense).  At the Company’s option, in its sole and absolute discretion, the Company can make all or any portion of the severance payments (net of withholding amounts) under this Section 3 by issuing to Executive shares of its common stock valued at $0.06 per share. In the event that Executive revokes this Agreement within the seven-day revocation period referred to at the end of this Agreement, the Company and any other parties that would otherwise have been released under Section 6 hereof and Section 7 hereof shall be entitled to set-off against any claims, or judgments in favor of, Executive amounts paid hereunder.  In addition, from the date hereof until the earlier to occur of (i) May 5, 2010 and (ii) the date on which Executive becomes eligible to receive health insurance benefits from another employer on substantially the same or better terms than he is receiving from the Company hereunder (the “Coverage Period”), Executive shall be entitled to continue to receive the health insurance benefits, at the same cost to Executive, to which he was entitled and was receiving immediately before the Termination Date.  If because of limitations required by third parties or imposed by law, the Executive cannot be provided such health insurance benefits through the Company's plans during the Coverage Period, then, during the Coverage Period, the Company will instead pay that portion of Executive’s COBRA premiums necessary to keep the costs to Executive the same as they were immediately before the Termination Date.  Except as specifically provided in this Agreement, no other amounts will be payable by Company to Executive resulting from his termination of employment.

In connection with Executive’s agreement to give the Company the option to make all or any portion of the severance payments (net of withholding amounts) under this Section 3 by issuing to Executive shares of its common stock, the Executive hereby represents and warrants to the Company as follows: (A) the Executive is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (B) the Executive understands that the shares of Company common stock that he will receive (the “Severance Shares”) will not be issued pursuant to a transaction registered under the Securities Act and will therefore be “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”); and (C) the Executive agrees that he will fully comply with Rule 144 in connection with any resale of the Severance Shares by him.

4.       LOANS FROM EXECUTIVE; VOTING AGREEMENT.  The Parties acknowledge that the Company is currently indebted to Executive in the principal amount of $28,000 for one or more promissory notes with a zero interest rate (the “Notes”) and $82,816.92 accrued but unpaid back pay owed Executive as described in the Company’s SEC filings (the “Back Pay Obligation”).  The Company reaffirms its obligations under the Notes and the Back Pay Obligation and agrees that such obligations are not being released by Executive hereunder.  Executive hereby agrees to extend the maturity date of the Notes and the payment of the Back Pay Obligation to May 31, 2010 and further agrees to execute and deliver to the Company amendments to the Notes consistent with the foregoing.

Executive hereby agrees that for a period of one year from the date hereof, he and Robert B. Dillon (who is executing a similar Separation and Release Agreement concurrently herewith with this same provision) will vote all of their Control Shares (as defined below) with respect to the Specified Stockholder Actions (as defined below) as of the record date for the vote on the Specified Stockholder Actions in accordance with the instructions of the Board of Directors of the Company as conveyed to Executive in writing by the Chief Executive Officer of the Company or the Chairman of the Board of the Company.  For the purposes hereof, the term “Control Shares” shall mean those shares of common stock of the Company that Executive, on the one hand, and Mr. Dillon, on the other hand, own or hold, of record and/or beneficially (including, without limitation, any shares over which Executive, on the one hand, and Mr. Dillon, on the other hand, has voting control).  For the purposes hereof, the term “Specified Stockholder Actions” shall mean (i) the election of one or more directors, (ii) the removal of one or more directors, (iii) the approval of an amendment to the Company’s charter as required to increase the number of shares of the Company’s common stock that can be issued and (iv) any action that requires the approval of more than 51% of the outstanding shares of the Company’s common stock.  Executive further agrees that, for a period of one year from the date hereof, he will not relinquish voting control over any of his current and hereafter acquired Control Shares except in connection with the bona fide sale of such shares to an unaffiliated third party.  Executive further acknowledges and agrees that this provision (together with the same provision in Mr. Dillon’s Separation and Release Agreement) is intended to constitute a voting “agreement” under Subsection 3 of Section 78.365 of the Nevada Revised Statutes.

5.       WELFARE BENEFIT PLAN CONTRIBUTIONS AND ACCRUALS.  After the Termination Date, except as provided in Section 3 hereof, the Company shall not be obligated to continue, pay for, or provide Executive's health, dental, disability, life insurance and any other "welfare benefits" (as such term is defined under Section 3(1) of ERISA) or fringe benefits or perquisites.

6.       RELEASE AND WAIVER OF CLAIMS BY EXECUTIVE.  For good and valuable consideration, including the Company's agreements contained in Section 3 hereof and elsewhere herein, the Executive hereby releases, discharges and forever acquits the Company, its affiliates and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the "Company Parties" or singularly, a “Company Party”), from liability for, and hereby waives, any and all claims, damages, punitive damages, attorneys’ fees and causes of action of any and every kind, whether in contract or in tort, known or unknown, matured or unmatured, at law or in equity, including, but not limited to, any and all claims for breach of contract, breach of fiduciary duty, torts, intentional torts, negligence, gross negligence and claims arising under or by virtue of any state or federal statute or constitution, for all actions and/or inactions by the Company occurring on or before the effective date of this Agreement, including, but not limited to, all matters related to, Executive's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter with respect to the Executive's employment with the Company on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Section 1981 through 1988, and Section 2000 et seq., of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Fair Labor Standards Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Worker Adjustment and Retraining Notification Act of 1988; (xi) the Sarbanes-Oxley Act of 2002, as amended; (xii) the Equal Pay Act, as amended; (xiii) the National Labor Relations Act, as amended; (xiv) the Family and Medical Leave Act, as amended; (xv) the Older Workers Benefit Protection Act, as amended; (xvi) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (xvii) the Health Insurance and Portability Accountability Act of 1996, as amended; (xviii) 29 U.S.C. Section 201 et seq.; (xix) 29 U.S.C. Section 206; (xx) 29 U.S.C. Section 1001, et. seq.; (xxi) the Texas Health and Safety Code, (xxii) the Texas Payday Act, (xxiii) the Texas Commission on Human Rights Act, (xxiv) the Texas Labor Code (including but not limited to Chapters 21, 61 and 451thereof), (xxv) any other state or federal employment or civil rights act or provision of law, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract or other arrangement; (xxvi) any other state anti-discrimination law; (xxvii) any other state wage and hour law; (xxviii) any other local, state or federal law, regulation, or ordinance; (xxix) any public policy, contract, tort, or common law claim; (xxx) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters; (xxxi) any and all rights, benefits, or claims the Executive may have under any employment contract, incentive compensation plan, or stock option plan with any Company Party, or to any ownership interest in any Company Party; and (xxxii) any claim for compensation or benefits of any kind (collectively, the "Released Claims").  The foregoing release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, the Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that the Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, the Executive is bound by it.  Anyone who succeeds to the Executive's rights and responsibilities, such as heirs or the executor of the Executive's estate, is also bound by this Agreement.  The foregoing release also applies to any claims brought by any person or agency or class action under which the Executive may have a right or benefit.  THE FOREGOING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

The Executive affirms that he has not filed, caused to be filed, and presently is not a party to, any claim, complaint, or action against the Company in any forum or form.  The Executive further affirms that, except as set forth in Section 4 hereof, he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to him.  The Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993.  The Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  The Executive represents that he has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights the Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.  If the Executive brings or joins any lawsuit against any of the Company Parties in any court (except as necessary to protect the Executive's rights under this Agreement or with respect to the Executive's entry into this release) relating to any of the Released Claims, and the Executive is the prevailing party in such lawsuit, the Executive shall be obligated to return to the Company all amounts paid to the Executive under this Agreement, to the extent permitted under applicable law and ordered by the court.  Further, if the Executive violates the covenant not to sue set forth in this paragraph, the Executive shall be required to pay all costs and expenses (including the reasonable fees of counsel, related disbursements of counsel and court costs) incurred by any Company Party to defend such lawsuit or other claim.

By executing and delivering this Agreement, the Executive acknowledges that:

(a)	The Executive has carefully read this Agreement;

(b)
The Executive has been afforded the opportunity to take at least 21 days to consider this Agreement before executing and delivering it to the Company and, to the extent the Executive executed and delivered this Agreement to the Company in less than 21 days, the Executive did so voluntarily with full knowledge that he could have taken longer to consider this Agreement but deemed such additional time unnecessary.

(c)
The Executive has been and hereby is advised in writing that the Executive may at his option, discuss this Agreement with an attorney of his choice and that the Executive has had adequate opportunity to do so; and

(d)
The Executive fully understands the final and binding effect of this Agreement; the only promises made to the Executive to sign this Agreement are those stated herein; and the Executive is signing this Agreement voluntarily and of the Executive’s own free will, and that the Executive understands and agrees to each of the terms of this Agreement.

Notwithstanding the initial effectiveness of this Agreement, the Executive may revoke the delivery (and therefore the effectiveness of this Agreement within the seven day period beginning on the date the Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period").  To be effective, such revocation must be in writing signed by the Executive and must be delivered to the Chief Executive Officer of the Company (or his authorized representative) before 11:59 p.m. Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid or provided if this Agreement is revoked by the Executive in the foregoing manner.

7.       RELEASE AND WAIVER OF CLAIMS BY THE COMPANY.  For good and valuable consideration, including the Executive's agreements contained in Section 4 hereof and elsewhere herein, the Company hereby releases, discharges and forever acquits the Executive, his heirs, legal representatives, successors and assigns, in their personal and representative capacities (collectively, the "Executive Parties" or singularly, an “Executive Party”), from liability for, and hereby waives, any and all claims, damages, punitive damages, attorneys’ fees and causes of action of any and every kind, whether in contract or in tort, known or unknown, matured or unmatured, at law or in equity, including, but not limited to, any and all claims for breach of contract, breach of fiduciary duty, torts, intentional torts, negligence, gross negligence and claims arising under or by virtue of any state or federal statute or constitution, for all actions and/or inactions by the Executive occurring on or before the effective date of this Agreement, including, but not limited to, all matters related to, the Executive's employment with the Company, the termination of such employment, and any other acts or omissions related to any matter with respect to the Executive's employment with the Company on or prior to the date of this Agreement. The foregoing release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, the Company is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that the Company may have against the Executive Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, the Company is bound by it.  Anyone who succeeds to the Company's rights and responsibilities is also bound by this Agreement.  THE FOREGOING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE EXECUTIVE PARTIES.

8.        COOPERATION AND INDEMNIFICATION.  The Company agrees that that certain Exobox Technologies Corp. Officer & Director Indemnification Agreement between the Company and Executive dated effective as of March 1, 2008, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the “Indemnification Agreement”) will be in effect as of the date hereof and continue in accordance with the Indemnification Agreement to the benefit of Executive as a former officer and director thereunder notwithstanding the fact that the employment agreement to which the Indemnification Agreement was originally attached is no longer of any force or effect and may never have been valid and enforceable against the Company.  In consideration for such the Company’s reaffirming its obligations under the Indemnification Agreement, Executive agrees to make himself freely available to cooperate in the defense and in the preparation of the legal response to any matter covered thereunder.  Executive agrees to cooperate to the fullest extent of his abilities with Company and, if requested by Company to do so, with any attorney, expert or other person Company may designate, in the investigation, defense and resolution of any threatened or asserted litigation, claim, potential claim, or investigation initiated by or involving the Company, including, without limitation, truthfully testifying on behalf of Company in connection with any such investigation or proceeding.

9.        NON-COMPETE.  In consideration for the severance benefits to be provided to the Executive pursuant to the provisions of Section 3 hereof, the Executive hereby agrees that, for a period of one year from the date hereof, (i) he shall not, directly or indirectly, without prior written consent of the Chief Executive Officer of the Company or the Board of Directors of the Company, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner, advisor, lender, manager or in any other capacity, any business engaged in the business that competes with the Company (a "Competing Enterprise"); provided, however, that the Executive shall not be deemed to be participating or engaging in any such business solely by virtue of his ownership of not more than five percent of any class of stock or other securities of an issuer which is publicly traded on a national securities exchange or in a recognized over-the-counter market; (ii) he shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise; and (iii) he shall not, directly or indirectly, solicit, entice or otherwise induce any customer of the Company or any prospective customer of the Company to cease, or choose not to, do business with the Company.

10.      NON-ADMISSION OF LIABILITY.  This Agreement shall not constitute or be construed as an admission by the Company or the Executive, or any other person or entity, of any liability to, or the validity of, any claim that either Party may have against the other Party.  Executive acknowledges and agrees that he has been treated in a fair and lawful manner, and it is agreed between the Parties that nothing herein is intended or shall be construed as an admission of fault or liability by the Executive or the Company or its directors, officers, employees, agents, successors and assigns.

11.      MUTUAL NO DISPARAGEMENT.  Executive agrees that  he will not disparage, harm or embarrass the Company or its directors, officers, employees, agents or successors; provided however, that Executive shall retain the right to discuss information concerning the duties and responsibilities of  his former employment with prospective employers; and provided further, that Executive fully retains the right to inform  his legal counsel of all matters concerning  his former employment and the termination thereof if said information is communicated as a matter of confidential attorney-client privilege.  Executive shall not make any statements, whether regarded as true or not, which would have the effect of causing any existing or prospective lenders, purchasers, creditors, customers, suppliers, employees or other persons or entities to question the financial condition, integrity, reputation, character or quality of the Company, or its management, employees, and affiliates.  Executive shall not at any time make any voluntary statement of any kind, or make any untrue statement while under any compulsory legal process, which is calculated to, or which foreseeably will, damage the business or reputation of the Company or its affiliates, or the past or present directors, officers or employees of any of them.  The Company agrees that it will not disparage, harm or embarrass the Executive or make any statements, whether regarded as true or not, which would have the effect of causing any existing or prospective lender, customer, financing source, creditor, supplier, or business associate of Executive, or any other individual or entity, to question the financial condition, integrity, reputation, character or quality of service of the Executive to the Company; provided, however, that the Company shall have the right to discuss the Executive with counsel in communications protected by the attorney client privilege.

12.      CONFIDENTIAL INFORMATION.

(a)  Executive agrees that  he shall not, without the express written consent of the Chief Executive Officer of the Company, directly or indirectly communicate or divulge to, or make available to, or use for his own benefit or for the benefit of, any competitor or any other person or entity, any of the Company's trade secrets, proprietary data, proprietary technology, commercial information or other confidential information (hereafter collectively referred to as “confidential information”), which confidential information was communicated to or otherwise learned or acquired by Executive during his employment relationship with the Company, except that Executive may disclose confidential information only to the extent that disclosure is required (i) at the Company's written direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, Executive shall not use such confidential information in any way or in any capacity other than as expressly consented to by the Chief Executive Officer of the Company.

(b)  Such confidential information includes, but is not limited to, personnel information, ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, patent information, coding and programming data, software development plans, software design documents and information, other intellectual property data, financial information, accounting information, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company.

(c)  Executive agrees that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company's customers or products or other technical or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company's operations or business, received by Executive during his employment with the Company are, and shall be, the property of the Company exclusively.  Executive agrees to immediately return to the Company all of the material mentioned above, including writing notes, memoranda or notes taken by Executive and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals. No copies will be made by Executive, or retained by Executive, of any such confidential information, whether or not developed by Executive.

(d)  Executive agrees that he shall engage in no act which is intended, or may reasonably be expected, to harm the reputation, business, prospects, or operations of the Company.

(e)  The Parties agree that any and all inventions, ideas, concepts, works of art, writings and all other work product conceived, created or developed by Executive, either solely or jointly with others, in the course or as a result of his employment with the Company (“Work Products”), is proprietary to Company and constitutes confidential information subject to this Agreement.  The Parties further agree that Company is the sole owner of all such Work Products.  Executive further agrees (i) that, to the extent not already transferred to the Company, he hereby transfers and assigns to the Company all Work Products and all patent rights, copyrights and other intellectual property rights thereunder and (ii) to execute and deliver any and all instruments of transfer and other documents that the Company reasonably requests to effect the foregoing.

13.     EXCHANGE OF PERSONAL PROPERTY; AMEX CARDS.  The Parties acknowledge and agree that they are each in possession of the personal property of the other Party and agree to, not more than thirty (30) days from the date hereof, meet and a make a good faith effort to identify and agree as to exactly what personal property of one Party is in the possession of the other Party.  Following such determination, each Party shall, at its sole expense, promptly make arrangements to have its personal property in the possession of the other Party moved from the premises of such other Party; provided, however, that unless and until an agreement can be reached as to the lawful owner of all items of personal property, no items of personal property may change hands but the Party retaining possession of the personal property of the other Party shall be liable to the other Party for damage or loss of such property.  The Parties further acknowledge that Executive is possession of an American Express Small Business Gold Card account in his name and the name of the Company.  Executive agrees to (i) cease using such credit card and deliver such credit card to the Company to be destroyed and will assist the Company in having such credit card account terminated, including calling American Express and making such request or (ii) have American Express convert such credit card account to an individual, personal account completely separate from the Company, including removing the Company’s name from the account and all cards issued for said account and destroy all existing cards with the Company’s name on them.

14.     WAIVER OF AGE DISCRIMINATION CLAIMS.  Executive specifically, knowingly and voluntarily waives any and all rights and claims arising under the Age Discrimination in Employment Act (ADEA), which claims have arisen as of the date this Agreement is executed by Executive.  Executive acknowledges that the consideration set forth in Section 3 hereof includes consideration for Executive's agreement herein to waive any and all rights and claims arising under the ADEA.

15.     SEVERABILITY.  The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Should any provision of this Agreement be declared by a court of competent jurisdiction to be unenforceable or invalid as drafted, it may and shall be reformed or modified by a court to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the Parties in drafting and agreeing to the unenforceable and invalid provision. In the event that a court should decline to so reform or modify such a provision, or determine that no enforceable and valid provision can be created to achieve the intended result, the unenforceability and invalidity of the remaining provisions of this Agreement shall not be affected thereby and said unenforceable or invalid provision shall be deemed not to be a part of this Agreement and the remaining provisions hereof shall remain in full force and effect.

16.      NO WAIVER; HEADINGS.  The Parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision in this Agreement.  The headings of sections as used herein are intended for reference purposes only and shall not affect the interpretation of this Agreement.

17.      ENTIRE AGREEMENT.  The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the Parties; that the Parties have executed this Agreement based upon the express terms and provisions set forth herein and therein; that the Parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous employment, severance or other agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement except as expressly provided herein; and that all such previous agreements, except as expressly provided in this Agreement, are expressly superseded and revoked by this Agreement.  The Executive hereby declares and represents that no promise, inducement, or agreement not contained in this Agreement has been made or offered to him, and that the terms hereof are contractual and not a mere recital.

18.     AMENDMENT.  This Agreement shall not be modified by any subsequent agreement unless the modifying agreement (a) is in writing, (b) contains an express provision referencing this Agreement, (c) is executed by a designated officer of the Company, and (d) is executed by Executive.

19.     CONSULTATION WITH LEGAL COUNSEL.  Executive acknowledges and agrees that he has been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement.  Both Parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired, and after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect.

20.     BINDING EFFECT.  This Agreement shall inure to the benefit of the Company (as defined in Section 1 hereof), and to its successors and assigns, and to the persons released hereunder pursuant to Section 6 and Section 7 hereof.  This Agreement shall inure to the benefit of Executive and his heirs, executors and personal representatives.  This Agreement is personal to Executive, and Executive may not assign, delegate or otherwise transfer any of his rights, duties or obligations hereunder without the prior written consent of the Chief Executive Officer of the Company, and any attempt to do so without such prior written consent shall be deemed void and of no force and effect.

21.     NOTICES.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the fourth business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to the Company, addressed to:

Exobox Technologies Corp.
2121 Sage; Suite 200
Houston, Texas 77056
Attn: Chief Executive Officer
Fax: 713-725-7890

(2)	If to Executive, addressed to:

Michael G. Wirtz
1901 Post Oak Blvd.;  #1601
Houston, Texas 77056
Fax: 713-850-1657

Or to such other address as either Party may have furnished to the other Party in writing in accordance with this Section 21.

22.      EXECUTIVE ACKNOWLEDGMENT/NO STRICT CONSTRUCTION.  The Executive represents to Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms and conditions.  The Parties agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either Party.  Executive also represents that he is free to enter into this Agreement. Executive acknowledges that he has had the opportunity to consult with counsel of his choice, independent of the Company's counsel, regarding the terms and conditions of this Agreement.

23.      GOVERNING LAW.  The laws of the State of Texas, without regard to its conflicts of law provisions, shall govern the enforceability, interpretation and legal effect of this Agreement.

24.      COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall be enforceable.

24.      PRESS RELEASE.  Executive acknowledges that the Company will issue a press release and file a current report on Form 8-K with the SEC (the “Public Disclosures”).  The Company will allow the Executive to review and comment on the Public Disclosures prior to their issuance or filing and the Parties will work together on language that is mutually acceptable to both, provided, however, that the Company will have the final say on what is contained in the Public Disclosures.

STATEMENT BY EXECUTIVE: THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.  I HAVE CAREFULLY READ AND FULLY UNDERSTOOD THE PROVISIONS OF THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (NOT LESS THAN A PERIOD OF 21 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS.  I UNDERSTAND THAT I MAY REVOKE MY CONSENT TO THIS AGREEMENT WITHIN SEVEN (7) DAYS FOLLOWING THE DATE I SIGN IT BY NOTIFYING THE COMPANY OF MY REVOCATION; THEREAFTER, I CANNOT REVOKE THIS AGREEMENT.  I UNDERSTAND THAT MY RIGHTS UNDER THIS AGREEMENT ARE CONTINGENT ON MY SIGNATURE BELOW, AND NOT REVOKING THIS AGREEMENT WITHIN THE 7-DAY PERMITTED REVOCATION PERIOD. I ACKNOWLEDGE THAT THE PAYMENTS DESCRIBED IN SECTION 3 HEREOF WILL NOT BE MADE BEFORE THE 7-DAY REVOCATION PERIOD HAS EXPIRED.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EXOBOX TECHNOLOGIES CORP.

By:
Kevin Regan, Chief Executive Officer

EXECUTIVE:

Michael G. Wirtz

EXHIBIT A